Exhibit 3.8

AMERICAN BAR ASSOCIATION MEMBERS/

STATE STREET COLLECTIVE TRUST

FUND DECLARATION

INDEX FUNDS

(AMENDING AND RESTATING THE FUND DECLARATION OF

THE BOND INDEX FUND, THE LARGE CAP INDEX EQUITY FUND, THE INDEX

EQUITY FUND, THE MID CAP INDEX EQUITY FUND, THE SMALL CAP INDEX

EQUITY FUND AND THE INTERNATIONAL INDEX EQUITY FUND)

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of July 15, 2002 and December 1, 2004, and as amended and restated effective July 6, 2009 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire, as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of July 6, 2009 State Street hereby amends and restates (i) the Fifth Amended and Restated Fund Declaration for the Index Equity Fund dated as of July 15, 2002 and (ii) the Fund Declaration of the Bond Index Fund, the Large Cap Index Equity Fund, the Mid Cap Index Equity Fund and the Small Cap Index Equity Fund and the International Index Equity Fund dated as of January 23, 2009 (each an “Index Fund” and collectively the “Index Funds”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the respective Index Funds subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objectives. The purpose of each Index Fund is to provide a collective investment fund which is designed to replicate, after taking into account the expenses of such Index Fund, the total return of a specific securities index. The Bond Index Fund seeks to replicate, after taking into account fund expenses, the total return of the Barclays Capital U.S. Aggregate Bond Index by investing in securities representative of the domestic investment grade bond market as included in such Index. The Large Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total return of the S&P 500 Index by investing in securities included in the S&P 500 Index. The All Cap Index Equity Fund (formerly the Index Equity Fund) seeks to replicate, after taking into account fund expenses, the total return of the Russell 3000 Index by investing in securities included in the Russell 3000 Index. The Mid Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total return of the S&P MidCap 400 Index by investing in securities included in the S&P MidCap 400 Index. The Small Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total return of the Russell 2000 Index by investing in securities included in the Russell

2000 Index. The International Index Equity Fund seeks to replicate, after taking into account fund expenses, the total return of the Morgan Stanley Capital International All-Country World Ex-U.S. Free Index (the “MSCI ACWI ex-US Index”) by investing in securities included in the MSCI ACWI ex-US Index. Assets of each Index Fund will be invested in an index or other collective investment fund maintained by State Street Bank and Trust Company (“State Street Bank”).

Assets of the Bond Index Fund will be invested through the Passive Bond Market Index Non-Lending Fund. Assets of the Large Cap Index Equity Fund will be invested through the S&P 500 Flagship Non-Lending Fund. Assets of the All Cap Index Equity Fund will be invested through the Russell 3000 Index Securities Lending Fund. Assets of the Mid Cap Index Equity Fund will be invested through the S&P Midcap Index Non-Lending Fund. Assets of the Small Cap Index Equity Fund will be invested through the Russell 2000 Index Non-Lending Fund. Assets of the International Index Equity Fund will be invested through one or more investment funds maintained by State Street or its affiliates with the objective of replicating the total return of the MSCI ACWI ex-US Index.

The Trustee may invest all or any portion of the assets of the Index Funds in accordance with Section 3.03(c) of the Declaration of Trust.

2. Investment Guidelines and Restrictions. It is the intention of the Trustee not to cause any Index Fund to invest in derivative instruments, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Index Fund may be issued (the “Prospectus”). The Trustee, subject to consultation with ABA Retirement Funds, or an investment fiduciary designated by it, may in the future review such investment policy.

The Index Funds will not, except as otherwise permitted in the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Index Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Index Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Index Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that each Index Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges, and the International Index Equity Fund may buy shares of comparable real estate investment vehicles traded on established foreign exchanges, if such purchases are consistent with the respective investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) with respect to the All Cap Index Equity Fund only, making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate each Index Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Value of Units in each Index Fund. The initial value of a Unit in each Index Fund on the date of commencement of operations was the dollar amount set forth below opposite the name of such Index Fund:

Bond Index Fund	$10.00
Large Cap Index Equity Fund	$11.00
All Cap Index Equity Fund	$10.00
Mid Cap Index Equity Fund	$12.00
Small Cap Index Equity Fund	$13.00
International Index Equity Fund	$14.00

4. Restrictions on Withdrawals and Transfers. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no restrictions on withdrawal and transfer of investments in the Bond Index Fund, the Large Cap Index Equity Fund, the All Cap Index Equity Fund (formerly the Index Equity Fund), the Mid Cap Index Equity Fund or the Small Cap Index Equity Fund. Units in each of these Index Funds may be withdrawn on any Business Day. A Participating Trust may not make more than one transfer into the International Index Equity Fund within any 45 calendar day period. There are no restrictions on a Participating Trust’s ability to make transfers out of the International Index Equity Fund on any Business Day.

5. Fees. For services rendered to or on behalf of the Index Funds, State Street Bank will be entitled to receive compensation in the amounts and at the times set forth in Schedule A and, for so long as the respective assets of the Index Funds are invested directly or indirectly in an index or other collective investment fund maintained by State Street Bank, Schedule B hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing assets of the Index Funds. Any such Investment Advisors shall be designated from time to time in Schedule C attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Fund Declaration for the Index Funds by its proper officer as of June 29, 2009.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Lynda L. Hampton	By:	/s/ Monet T. Ewing
Name:	Lynda L. Hampton	Name:	Monet T. Ewing
Title:	Associate	Title:	Vice President

FUND DECLARATION

INDEX FUNDS

SCHEDULE A

Effective as of July 6, 2009, for services rendered to or on behalf of the Index Funds and the other Funds listed below* and the Balanced Fund, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Index Funds, such other Funds and the Balanced Fund a Trust, Management and Administration fee, charged at the following annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Index Funds, the other Funds and the Balanced Fund, provided that such fee shall be reduced for any Fund or the Balanced Fund by the amount of any fee1 received by State Street Bank (which for these purposes shall not exceed the amount set forth below), other than the fees specifically provided for in the Fund Declaration of such Fund or the Balanced Fund, as the case may be, on account of the investment of any assets of such Fund or the Balanced Fund in any other collective investment fund maintained by State Street Bank:

*Aggregate Value of Assets (excluding for this purpose assets of a Fund consisting of direct holdings of Units in another Fund) in the Stable Asset
Return Fund, the Bond Core Plus Fund, the Balanced Fund, the Large Cap Equity Fund, the Small-Mid Cap Equity Fund, the International All Cap
Equity Fund, the Bond Index Fund, the Large Cap Index Equity Fund, All Cap Index Equity Fund, Mid Cap Index Equity Fund, Small Cap Index
Equity Fund, International Index Equity Fund, Real Asset Return Fund, the Retirement Date Funds and the Target Risk Funds

Rate
First $1.0 billion	.202%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

[1]

For the avoidance of doubt, a fee for this purpose does not include any fee that is described in the Prospectus and that is received by State Street Bank from any underlying collective investment fund in which such Fund or Balanced Fund invests.

FUND DECLARATION

INDEX FUNDS

SCHEDULE B

For investment management services rendered to the respective Index Funds, State Street Bank shall be entitled to receive with respect to the assets of such Index Funds an investment management fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly from the relevant assets of the respective Index Funds:

Aggregate Value of Assets in the Index Funds	Rate
Bond Index Fund	.04%
Large Cap Index Equity Fund	.02
All Cap Index Equity Fund	.05
Mid Cap Index Equity Fund	.05
Small Cap Index Equity Fund	.05
International Index Equity Fund	.10

SCHEDULE C

The Trustee has not entered into an investment advisor agreement for any of the Index Funds.